EXHIBIT 10.2

WaferGen Bio-Systems, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555

September 3, 2010

Donald D. Huffman
414 Castilian Way
San Mateo, CA  94402

Dear Don:

Welcome onboard! We are pleased to have you join us.  This letter agreement (the “Agreement”) sets forth the basic terms and conditions of your employment with WaferGen Bio-Systems, Inc. (the “Company”).  If you accept our offer, your first day of employment with the Company will be September 13, 2010.

1.           Duties.  You will be joining the Company as Chief Financial Officer reporting to the Alnoor Shivji, Chairman & Chief Executive Officer. You agree to devote your full business time and energies to the business and affairs of the Company.  Except upon the prior written consent of the Chief Executive Officer, you will not, during your employment with the Company, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company.

2.           Proprietary Information Agreement.  As a condition of employment, you are required to sign the enclosed Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”), which is incorporated into this Agreement by reference.

3.           Salary.  Your initial annual gross base salary will be $225,000, payable semi-monthly on the Company’s regular payroll schedule, which covers all hours worked. Your base salary will be reviewed from time to time in accordance with the Company’s established procedures for adjusting salaries for similarly-situated employees and may be adjusted in the sole discretion of the Company.

4.           Annual Performance Bonus.  You are also eligible to earn an annual performance bonus based on achievement of individual and Company objectives determined by the Board and the CEO.  For fiscal year 2010, your annual target performance bonus amount is equivalent to 40% of your then-current base salary, although this target bonus amount will be pro-rated based on your partial year of service.  The amount of any payment will be dependent upon actual performance as determined by the Board of Directors and the CEO.  You must be employed by the Company on the date any bonus is to be paid, in order to earn that payment.

5.           Employee Benefits.   You will be entitled to an annual vacation of two weeks per calendar year, pro rated for any partial year during your employment with the Company.  During any vacation period, you will continue to receive your salary, compensation, and benefits, without interruption.  You shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

  The Company shall reimburse you for reasonable business expenses incurred in the performance of your duties hereunder in accordance with the Company’s expense reimbursement guidelines, as may be amended from time to time.

6.           Options.  Upon your first day of employment with the Company, you will receive a non-qualified stock option (the “Option”) to purchase 200,000 shares of the Company’s Common Stock.  The Option will have an exercise price per share equal to the closing price of the Company’s common stock on the OTC Bulletin Board on your first day of employment with the Company.  The Option will vest over a four-year period, with 25% of the shares subject to the Option vesting on the first anniversary of the date of grant, and the remaining 75% shares subject to the Option vesting monthly over the remaining three years of the four-year vesting period.  The Option shall in all respects be subject to the terms and provisions set forth in the

Company’s current stock incentive plan and standard form of option agreement.  Your entitlement to the Option is conditioned upon your signing of the stock option agreement.

7.           At Will Employment.  Your employment with the Company is at the Company’s sole discretion (in legal terms, this means that your employment is “at-will”).  In other words, either you or the Company can terminate your employment at any time for any or no reason, with or without notice.  The at-will nature of this employment relationship is not subject to change or modification of any kind except if in writing and signed by you and an authorized representative of the Company’s Board of Directors.

8.           Arbitration.  As a further condition of employment, you are required to sign the Arbitration Agreement, which is attached hereto as Exhibit A.

9.           Taxes.  Anything to the contrary notwithstanding, all payments made by the Company hereunder to you or your estate or beneficiaries will be paid less applicable tax withholdings and any other withholdings required by law or authorized by you.  Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Internal Revenue Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service.  The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code; in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of your separation from service.

10.           Immigration Matters.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated and this agreement rescinded.

11.           No Conflict.  You hereby represent to the Company that, to the best of your knowledge, your signing this Agreement, the issuance of the Option to you, and your employment with the Company do not violate any agreement you have with your current employer or any former employer or other third party.

12.           Integrated Agreement.  Please note that this Agreement (including the Proprietary Information and Inventions Agreement and Arbitration Agreement) supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between you and the Company with respect to the subject matters herein.  It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters in this Agreement.

13.           Miscellaneous.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing by you and the CEO (on behalf of the Company).  No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.  In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

This offer is contingent upon satisfactory results from the Company’s due diligence review of the information and references you have provided.  In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me within 3 days.  (You may fax ONLY the signature page to: 510.252.0357)  The other copy is for your records.  Do not hesitate to contact me if you have any questions.

Very truly yours,

WaferGen Bio-Systems, Inc.

__________________________________
By: Alnoor Shivji
Title: Chairman and CEO

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I agree to the terms of employment set forth in this Agreement.

_________________________________         _________________________________
Name:                                                                           Date

EXHIBIT A

Arbitration Agreement

WaferGen Bio-systems, Inc. (the “Company”) and Donald D. Huffman (the “Employee”) hereby agree, effective as of September 3, 2010, that, to the fullest extent permitted by law, any and all claims or controversies between them (or between the Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of the Employee shall be resolved by final and binding arbitration.  Except as specifically provided herein, any arbitration proceeding shall be conducted by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, equity purchases or repurchases, and any and all claims for any other compensation, wages and/or benefits of any type, including as such terms are used in Employee’s offer letter with the Company.  However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules.  The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision.  The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

Either the Company or the Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate.  Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim.  Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

All arbitration hearings under this Agreement shall be conducted in Fremont, California, unless otherwise agreed by the parties.  The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act.   In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys' fees.  In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

This Agreement does not alter the Employee’s at-will employment status.  Accordingly, the Employee understands that the Company may terminate the Employee’s employment, as well as discipline or demote the Employee, at any time, with or without prior notice, and with or without cause.  The parties also understand that the Employee is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  The parties’ obligations under this Agreement shall survive the termination of the Employee’s employment with the Company and the expiration of this Agreement.

The Company and the Employee understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement.  The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both the Employee and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT.  THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

WAFERGEN BIO-SYSTEMS, INC.

By:_______________________________________

__________________________________________
Employee